Supplement dated September 26, 2006 (to prospectus supplement dated August 29, 2006 to prospectus dated April 21, 2006)

$1,506,967,000
(Approximate)

American Home Mortgage Assets Trust 2006-4
Issuing Entity

American Home Mortgage Servicing, Inc.
Servicer

American Home Mortgage Corp.
Sponsor

American Home Mortgage Assets LLC
Depositor

American Home Mortgage Assets Trust 2006-4,
Mortgage-Backed Pass-Through Certificates, Series 2006-4

The text under the heading “Legal Investment” on page S-13 shall be deleted in its entirety and replaced with the following:

Legal Investment

When issued, the offered certificates, other than the Class M-4, Class M-5, Class M-6 and Class M-7 Certificates, will constitute “mortgage related securities” for purposes of SMMEA.

See “Legal Investment” in this prospectus supplement and “Legal Investment Matters” in the accompanying prospectus..

The text under the heading “Legal Investment” on page S-97 shall be deleted in its entirety and replaced with the following:

LEGAL INVESTMENT

The Offered Certificates, other than the Class M-4, Class M-5, Class M-6 and Class M-7 Certificates, will constitute “mortgage related securities” for purposes of SMMEA for so long as they are rated not lower than the second highest rating category by the Rating Agency and, as such, will be legal investments for entities to the extent provided in SMMEA. SMMEA, however, provides for state limitation on the authority of these entities to invest in “mortgage related securities” provided that restrictive legislation by the state was enacted prior to October 3, 1991. Some states have enacted legislation which overrides the preemption provisions of SMMEA. The Class M-4, Class M-5, Class M-6 and Class M-7 Certificates will not constitute “mortgage related securities” for purposes of SMMEA

The Depositor makes no representations as to the proper characterization of any class of Offered Certificates for legal investment or other purposes, or as to the ability of particular investors to purchase any class of Offered Certificates under applicable legal investment restrictions. These uncertainties may adversely affect the liquidity of any class of Offered Certificates. Accordingly, all institutions whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities are encouraged to consult with their legal advisors in determining whether and to what extent any class of Offered Certificates constitutes a legal investment or is subject to investment, capital or other restrictions.

See “Legal Investment Matters” in the accompanying prospectus.